EXHIBIT 99.1

NIGC DENIES SOUTHWEST CASINO CORPORATION’S REQUEST FOR RECONSIDERATION AND CONFIRMS DECISION VOIDING MANAGEMENT CONTRACT

MINNEAPOLIS, MN — August 28, 2007 — Southwest Casino Corporation (OTCBB: SWCC) announced today that the National Indian Gaming Commission (NIGC) issued a Supplemental final decision and order in which it declined to hear a motion for reconsideration from Southwest Casino and Hotel Corp., a wholly-owned subsidiary of Southwest Casino Corporation, of the NIGC’s August 17, 2007 final decision and order.  The August 17, 2007 final decision and order voided the Third Amended and Restated Gaming Management Agreement between Southwest and the Cheyenne and Arapaho Tribes of Oklahoma, the term of which had been extended in May 2007.  The NIGC reversed its approval after the Supreme Court of the Cheyenne and Arapaho Tribes ruled that the extension of the contract had not been approved in accordance with the requirements of the Tribes’ Constitution.

As previously announced, Southwest requested reconsideration of the August 17, 2007 final decision and order.  The NIGC declined to hear the Company’s request on August 28, 2007.  Southwest has not managed the Tribes’ Lucky Star casinos since late in the evening of August 19, 2007 and, based on the August 17, 2007 and August 28, 2007 decisions and orders of the NIGC, is prohibited from doing so under the Indian Gaming Regulatory Act.

About Southwest Casino Corporation

Southwest Casino Corporation develops, owns, operates, manages and provides consulting services to casinos, gaming facilities and leisure facilities.  Southwest owns and operates two casinos, the Gold Rush Hotel and Casino and Gold Digger’s Casino in Cripple Creek, Colorado.  Southwest also owns a 50 percent membership interest in North Metro Harness Initiative, LLC, which is building a harness racetrack and 50-table card room in Columbus, Minnesota on the north side of the Twin Cities Metropolitan Area.  Southwest’s corporate offices are located at 2001 Killebrew Drive, Suite 350, Minneapolis, Minnesota 55425.

This Press Release does not constitute an offer to sell or solicitation of an offer to buy any securities.

This Press Release may contain forward-looking statements, including statements regarding Southwest’s beliefs about its ongoing business.  These forward-looking statements involve risks and uncertainties that could cause the statements to be incorrect or cause actual results to differ materially.  Those risks include all risks associated with the managing, expanding and developing existing and new Native American gaming facilities.  Many of these risks are specifically identified in Sections 2, 4 and 5 of the Risk Factors Section of our Annual Report on Form 10-KSB filed March 21, 2007.  Other risks applicable to these forward-looking statements are also described in our periodic reports filed with the Securities and Exchange Commission.  Southwest does not undertake to update any forward-looking statements it makes; but may choose from time to time to update them and, if it does, will disseminate the updates to the investing public.

Contact:	Thomas E. Fox
President
Southwest Casino Corporation
Telephone: 952-853-9990

Investor Relations
Strategic Growth International
Stan Altschuler or Richard Cooper
212-838-1444 Tel.
saltschuler@sgi-ir.com
rcooper@sgi-ir.com
www.sgi-ir.com